Exhibit 99.1

Contact:
Jody Cain
LHA Investor Relations
310-691-7100
jcain@lhai.com

PDL BioPharma Completes Spin-Off of LENSAR

INCLINE VILLAGE, Nev. (October 2, 2020) - PDL BioPharma, Inc. (“PDL” or the “Company”) (Nasdaq: PDLI) today announced that it has completed the previously announced spin-off of its femtosecond laser system business, LENSAR, Inc. (Nasdaq: LNSR) (“LENSAR”).

PDL stockholders received 0.075879 shares of LENSAR common stock for every one share of PDL common stock outstanding at 5:00 p.m. Eastern Time on September 22, 2020, the record date for the spin-off. Stockholders of PDL who have acquired shares of PDL common stock in the “regular way” market since shortly before the record date and through October 1, 2020 acquired such shares with an entitlement to receive shares of LENSAR common stock in connection with the distribution. Stockholders of PDL who acquired their shares of PDL common stock ex-distribution during that time did so without an entitlement to receive shares of LENSAR common stock in connection with the distribution. LENSAR shares will begin “regular way” trading on the NASDAQ Stock Market on October 2, 2020.

Read more about LENSAR at the company’s website, www.lensar.com.

About PDL BioPharma, Inc.

Throughout its history, PDL’s mission has been to improve the lives of patients by aiding in the successful development of innovative therapeutics and healthcare technologies. PDL BioPharma was founded in 1986 as Protein Design Labs, Inc. when it pioneered the humanization of monoclonal antibodies, enabling the discovery of a new generation of targeted treatments that have had a profound impact on patients living with different cancers as well as a variety of other debilitating diseases. In 2006, the Company changed its name to PDL BioPharma, Inc.

As of December 2019, PDL ceased making additional strategic transactions and investments and is pursuing a formal process to unlock the value of its portfolio by monetizing its assets and ultimately distributing net proceeds to stockholders in the form of cash or equity.

For more information please visit https://www.pdl.com/

NOTE: PDL, PDL BioPharma, the PDL logo and associated logos and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary to, PDL BioPharma, Inc. which reserves all rights therein.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including as it relates to the Company’s proposed plan of liquidation and the regular-way trading of LENSAR. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s assets and business, including the implementation or success of the Company’s monetization strategy/plan of complete liquidation, are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q, filed with the SEC on March 11, 2020 and August 10, 2020, respectively, and subsequent filings, and in the Information Statement included in the Form 10 filed by LENSAR. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law.